NSAR ITEM 77O
October 1, 2000 to March 31, 2001
VK High Yield Fund
10f-3 Transactions


Underwriting #      Underwriting        Purchased From     Amount of          % of         Date of
                                                             Shares       Underwriting     Purchase

      1.         Comcast Corporation     Salomon Smith         300             0.02%       01/10/01
                                             Barney

      2.         Triton PCS             J.P. Morgan/Chase      900             0.26%       01/16/01

      3.         France Telecom         Salomon Smith        2,775             0.08%       03/07/01
                                           Barney


Underwriting Participants for #1

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Smith Barney Inc
Banc of America Securities LLC
Chase Securities Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
BNY Capital Markets, Inc.
Barclays Capital Inc.
Credit Suisse First Boston Corporation
Deutsche Bank Securities Inc.
First Union Securities, Inc.
Fleet Securities, Inc.
Lehman Brothers Inc.
Scotia Capital (USA) Inc.
SunTrust Equitable Securities Corporation


Underwriting Participants for #2

Chase Securities Inc.
Morgan Stanley & Co. Incorporated
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
ABN AMRO Incorporated
Credit Lyonnais Securities (USA) Inc.
PNC Capital Markets, Inc,.
First Union Securities, Inc.
Scotia Capital Markets (USA) Inc.
Suntrust Equitable Securities Corporation
TD Securities (USA) Inc.
Wasserstein Perella Securities, Inc.


Underwriting Participants for #3

Salomon Smith Barney
Goldman Sachs & Co.
Morgan Stanley Dean Witter & Co.
UBS Warburgh